EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective July 1, 2017 (the “Effective Date”), by and between CannaSys, Inc., a Nevada corporation (“Employer”), and Patrick G. Burke (“Executive”).

Premises

WHEREAS, Executive is currently employed as a consultant under the terms of the consulting agreement dated October 31, 2016, and Employer desires to ensure the continued and valued services of Executive and Executive desires to continue to be employed by Employer.

WHEREAS, Employer desires to assure that its confidential information and goodwill will be preserved for its exclusive benefit.

NOW, THEREFORE, upon these premises and for and in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

Association and Relationship

1.01 Nature of Employment. Employer hereby employs Executive, and Executive hereby accepts employment from Employer, for the period set forth in Article VI, in the positions and with the duties and responsibilities set forth in subsection 1.03, and upon the terms and conditions set forth herein. Executive represents and warrants that he possesses the knowledge, skills, and abilities sufficient to permit him, in the event of termination of his employment hereunder, to earn a livelihood satisfactory to himself without violating any provision of Articles III and IV, for example, by using the knowledge, skills, and abilities, or some of them, in the service of a business that is not competitive with Employer.

1.02 Full-Time Services. Executive will devote his full working time, attention, and services to Employer’s business and affairs and will not, without Employer’s written consent, be engaged during the term of this Agreement in any other substantial business activity other than personal investment activities, whether or not such business activity is pursued for gain, profit, or other pecuniary advantages, that significantly interferes or conflicts with the reasonable performance of his duties hereunder.

1.03 Duties. During the term of this Agreement, Executive agrees to serve in the offices or positions with Employer or any subsidiary of Employer and such substitute or further offices or positions of substantially consistent rank and authority as will, from time to time, be determined by Employer’s board of directors (the “Board”). Executive agrees to serve as member of the Board and perform the duties appropriate for a chief executive officer, chief operations officer, and secretary of Employer and as may be assigned to him from time to time by the Board and as described in Employer’s charter documents, as amended and revised from time to time. The Board will direct, control, and supervise the duties and work of Executive.

1.04 Satisfaction of Employer. Executive agrees that he will, at all times faithfully, promptly, and to the best of his ability, experience, and talent, perform all of the duties that may be required of him pursuant to the express and implicit terms hereof. These duties will be rendered at such place or places as the interests, needs, business, and opportunities of Employer will require or make advisable; however, that Executive will not be required to move his residence without the mutual consent of Employer and Executive.

1.05 Compliance. Executive will observe and comply with the rules, regulations, and other policies and procedures of Employer respecting its business and will carry out and perform orders, directions, and policies of Employer as they may from time to time be communicated to Executive either orally or in writing. Executive will further observe and comply with all applicable rules, regulations, and laws governing the business of Employer.

Article II

Compensation and Benefits

2.01 Compensation. For all services rendered by Executive pursuant to this Agreement, Employer will compensate Executive as follows:

(a) Salary. Executive will be paid an annual base salary of $84,000 (“Base Salary”) during the term of this Agreement in accordance with Employer’s normal payroll practice, but no less frequently than monthly.

(b) Salary Escalation. From time to time, the annual salary payable to Executive pursuant to subsection 2.01(a) above may be increased as the Board or the designated compensation committee thereof may deem appropriate, but no change will be effective for the then-current term without Executive’s consent.

(c) Bonus. Executive will be eligible to receive an annual performance bonus for each fiscal year of Employer, payable in cash, as determined in accordance with criteria established, from time to time, by Board or the designated compensation committee thereof.

(d) Other Benefits. Employer will additionally provide to Executive incentive, retirement, pension, profit-sharing, stock option, health, medical, or other employee benefit plans that are consistent with, and similar to, the plans provided by Employer to its employees generally. All costs of such plans will be an expense of Employer and will be paid by Employer.

2.02 Continuation of Compensation during Disability. The intent of this Agreement is to pay six months of Base Salary to Executive in the event of a long-term disability. If Executive is unable to perform his services by reason of disability due to illness or incapacity for a period of more than three consecutive months (during which time Employer will continue to pay Executive his regular monthly salary), the compensation thereafter payable to him during the next succeeding consecutive three-month period will be equal to the regular monthly salary provided for in subsection 2.01(a) hereof, notwithstanding the expiration or termination of this Agreement for any reason during such three-month period. If Executive’s illness or incapacity continues for longer than six consecutive months, Executive will not be entitled to receive any further compensation from Employer, and Employer may thereupon terminate this Agreement. Upon termination of this Agreement, except to the extent expressly prohibited by any applicable law or regulation, all unvested options, restricted stock purchase awards, and other equity awards whose vesting is not contingent on reaching any performance benchmarks in the future, other than merely the passage of time, will automatically vest and become immediately exercisable, and all forfeiture provisions pursuant to restricted stock or other awards will automatically and immediately terminate. The vesting of any unvested options, restricted stock purchase awards, or other equity awards whose vesting is contingent on reaching any Employer or Executive performance benchmarks in the future, other than merely the passage of time will not be accelerated. For purposes of this Agreement, Executive is “disabled” when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Executive is disabled, Employer may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Board and Executive and such other evidence as Employer deems necessary.

2.03 Working Facilities. Employer will provide to Executive offices and facilities, at Employer’s principal office, appropriate for his position and suitable for the performance of his responsibilities.

2.04 Vacation and Personal Leave. Executive will be entitled each year to a paid vacation of at least 20 working days. Such leave will be taken by Executive at a time and with starting and ending dates mutually convenient to Employer and Executive, unless prior notice and coordination is not practicable because of exigent circumstances. Vacation and personal leave not used in one employment year will carry over to the succeeding employment year, but will thereafter expire if not used within the succeeding year.

2.05 Expenses. Employer will reimburse Executive for expenses incurred in connection with Employer’s business, including expenses for travel, lodging, meals, beverages, entertainment, and other items in accordance with Employer’s travel policies, upon receipt of the required records.

2.06 Dues and Memberships. Employer will pay reasonable dues of Executive in local, state, and national societies and associations, and in such other organizations, as may be approved and authorized by the Board.

2.07 Payroll Taxes. Employer will withhold from Executive’s compensation hereunder all federal and state payroll taxes and income taxes on compensation paid to Executive and will provide an accounting to Executive for all amounts withheld.

2.08 Stock Options and Grants. Employer will grant to Executive 2,250,000 shares of common stock to vest quarterly over the next four quarters as provided in the Restricted Stock Grant Agreement attached hereto as Exhibit A. In addition, Employer may grant to Executive from time to time nonqualified options to purchase shares of Employer’s common stock, or such other stock-based compensation as determined by the Board, subject to customary terms and conditions of Employer’s option plans and practices. Employer agrees that Executive will receive option grants that are consistent with and similar to grants provided by Employer to its employees generally.

2.09 Indemnification; Officers and Directors Insurance. Employer agrees that in connection with his service to Employer, Executive will be entitled to the benefit of any indemnification provisions in Employer’s charter documents and any director and officer liability insurance coverage carried by Employer, if any. Employer will take no action to amend or revise the provisions in its charter documents that would reduce or impair the right of Executive to indemnification thereunder.

2.10 Nonassignable Benefits. Executive cannot pledge, hypothecate, anticipate, or in any way create a lien on any payments or other benefits provided under this Agreement; and no benefits payable hereunder are assignable in anticipation of payment, either by voluntary or involuntary acts or by operation of law, except by will or pursuant to the laws of descent and distribution.

Article III

Covenants Regarding Confidential Information

3.01 Fiduciary Duties. Executive acknowledges and agrees to effect all common law, statutory, and other fiduciary duties owed to Employer, including the duty of care and loyalty. In further consideration of his employment and the compensation to be received during his employment, Executive agrees to the terms of Employer’s standard form Confidentiality and Proprietary Rights Agreement, a copy of which is attached hereto as Exhibit B (the “Proprietary Rights Agreement”). Executive and Employer will execute and deliver the Proprietary Rights Agreement contemporaneously with the execution of this Agreement.

3.02 Nondisclosure of Confidential Information. Executive will not, during his employment with Employer or at any time after termination of his employment, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying, of any Confidential Information. The term “Confidential Information” shall have the meaning set forth in the Proprietary Rights Agreement.

3.03 Return of Confidential Information. All files, records, documents, drawings, equipment, and similar items, whether in written or electronic form, relating to the business of Employer, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of Employer and will not be removed from the premises of Employer, except when necessary in carrying out the business of Employer, without the prior written consent of Employer. Upon termination of Executive’s employment, Executive agrees to deliver to Employer all Confidential Information and all copies thereof along with any and all other property belonging to Employer whatsoever.

Article IV

Other Covenants

4.01 Noncompetition and other Covenants. During the employment term and for six-month period after termination (the “Noncompete Period”), Executive must not, in North America or in any foreign country in which Employer is, as of the date of termination, conducting business or intending within the Noncompete Period to commence conducting business, directly or indirectly, whether as an individual on Executive’s own account or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor, or agent of any person, firm or organization or otherwise:

(a) own, manage, control, or participate in the ownership, management, or control of, or be employed, engaged by, or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity that competes with Employer, as its business is conducted on the date of Executive’s termination;

(b) employ or solicit for employment any present, former, or future employee of Employer who is employed during Executive’s employment term; or

(c) affirmatively induce any person who is a present or future employee, officer, agent, affiliate, or customer of Employer during Executive’s employment term to terminate his, her, or its relationship with Employer.

Notwithstanding anything herein to the contrary, Executive will be permitted to own shares of any class of capital stock or other equity interests of any publicly held entity so long as his aggregate holdings represent less than 5% of the outstanding shares of the class of capital stock or equity. For purposes of subsection 4.01(a), “business” means software-as-a-service and similar technologies, including loyalty marketing or rewards in the regulated cannabis industry.

4.02 Skills and Abilities. Executive represents and warrants that he possesses the knowledge, skills, and abilities sufficient to permit him, in the event of termination of his employment hereunder, to earn a livelihood satisfactory to him without violating any provision of Articles III and IV, for example, by using his knowledge, skills, and abilities, or some of them, in the service of a business that is not competitive with Employer.

4.03 Nondisparagement Restrictions. Executive and Employer each covenant and agree that they will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory, or negative statement, comment, or remark about the other party or any of its affiliated companies, or any of their respective officers, directors, employees, affiliates, subsidiaries, successors, and assigns, as the case may be. However, either party may make the statements, comments, or remarks as are necessary to comply with law.

Article V

Enforcement of Covenants

5.01 Relief. In recognition of the fact that a breach by Executive of any of the provisions of Articles III and IV will cause irreparable damage to Employer, for which monetary damages alone will not constitute an adequate remedy, Employer is entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of the provisions by Executive or requiring Executive to perform his obligations hereunder. This right to equitable or extraordinary relief is not exclusive, but is in addition to all other rights and remedies to which Employer may be entitled at law or in equity, including the right to recover monetary damages for the breach by Executive of any of the provisions of this Agreement. In the event any court of competent jurisdiction determines that the specified period or geographical area set forth in Article IV is unreasonable, arbitrary, or against public policy, then a lesser period or geographical area that is determined by the court to be reasonable, nonarbitrary, and not against public policy may be enforced.

5.02 Survival of Covenants. Subject to Article VI below, in the event Executive’s employment relationship with Employer is terminated, with or without cause, the covenants contained in Articles III and IV above will survive the expiration or termination, for any reason, for a period of one year after such expiration or termination.

Article VI

Term and Termination

6.01 Term. Except as provided herein, the term of this Agreement will be for a period of one year, commencing on the Effective Date hereof, and will automatically renew for successive one-year terms at each anniversary date unless Employer notifies Executive, in writing, at least 30 days before the expiration date that it does not desire to renew the Agreement for an additional term.

6.02 Termination. This Agreement is not intended to change the at-will nature of Executive’s employment with Employer, and it may be terminated at any time by either party, with or without cause. Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a) Termination for Cause. Employer will have the right, without further obligation to Executive other than for compensation previously accrued, to terminate this Agreement for cause (“Cause”) by showing that: (i) Executive has materially breached the terms hereof; (ii) Executive, in the determination of the Board, has been grossly negligent in the performance of his duties or has committed an act of fraud against Employer; (iii) Executive has substantially failed to meet written standards established by the Board for the performance of his duties after written notice of the failure has been provided to Executive and Executive has been provided at least 10 days to cure such failure and has failed to do so; (iv) Executive has engaged in material willful or gross misconduct in the performance of his duties hereunder; (v) Executive has been found in a disciplinary action to have been involved in the violation of investment-related laws and regulations, as such italicized terms are defined in the Form 5 Explanation of Terms for Form 5, Uniform Termination Notice for Securities Industry Registration (including any applicable successor form) adopted by the Financial Industry Regulatory Authority (FINRA); or (vi) a final, nonappealable conviction of, or a plea of guilty or nolo contendere by, Executive to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against Employer. Notwithstanding the foregoing, Executive will not be deemed to have been terminated for Cause, without reasonable notice to Executive setting forth the reasons for Employer’s intent to terminate for Cause and delivery to Executive of a written notice of termination setting forth the finding that in the good-faith opinion of the Board, Executive was guilty of Cause and specifying the particulars thereof in detail.

(b) Termination upon Death or Disability of Executive. This Agreement will terminate: (i) immediately upon Executive’s death; or (ii) after termination of pay as set forth in section 2.02 upon Executive’s disability.

(c) Termination by Executive for Good Reason. Executive will have the right to terminate this Agreement for good reason (“Good Reason”) in the event of: (i) Employer’s intentional breach of any covenant or term of this Agreement, but only if Employer fails to cure such breach within 20 days following the receipt of notice by Executive setting forth the conditions giving rise to the breach; (ii) an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of, his authorities or duties from those authorities and duties held by him as of the date hereof and as increased from time to time; (iii) any relocation of Employer’s principal place of business outside of Denver, Colorado; or (iv) the failure by Employer to obtain the assumption of the commitment to perform this Agreement by any successor corporation.

6.03 Termination Payments.

(a) Termination Other than for Cause.

(i) In the event that Executive’s employment is terminated by Employer during the term hereof for reasons other than Cause as defined in subsection 6.02(a) or Executive terminates this Agreement for Good Reason in accordance with subsection 6.02(c), Employer will pay to Executive:

(1) all Base Salary accrued through the date of termination, any unreimbursed expenses incurred pursuant to section 2.05, and any other benefits specifically provided to Executive under any benefit plan, payable within 10 days after the termination date;

(2) continuation of the Base Salary for the period from the date of Termination and for an additional six months, payable in a single lump sum within ninety days from the date of Termination;; and

(3) a lump-sum payment equal to three months of health insurance premiums at the monthly rate in effect for Executive at the time of termination, after which the Executive would be entitled to participate in any COBRA program offered by Employer’s medical insurance provider, if any.

The amounts under (2) and (3) above will be payable to Executive on the first day of the seventh month following the date of termination of Executive’s employment.

(ii) In addition to the foregoing payments, in the event of termination as referred to above, except to the extent expressly prohibited by any applicable law or regulation, all unvested options, restricted stock purchase awards, and other equity awards whose vesting is not contingent on reaching any performance benchmarks in the future, other than merely the passage of time, will automatically vest and become immediately exercisable, and all forfeiture provisions pursuant to restricted stock or other awards will automatically and immediately terminate. The vesting of any unvested options, restricted stock purchase awards, or other equity awards whose vesting is contingent on reaching any Employer or Executive performance benchmarks in the future, other than merely the passage of time, will not be accelerated.

(b) Termination upon Death of Executive.

(i) If Executive dies during the term of this Agreement, Employer will pay to the estate of Executive the following:

(1) all Base Salary accrued through the date of termination, any unreimbursed expenses incurred pursuant to section 2.05, and any other benefits specifically provided to Executive under any benefit plan; and

(2) continuation of the Base Salary for the period from the date of Termination and for an additional three months, payable in a single lump sum within ninety days from the date of Termination.

The amount under (2) above will be payable to the estate of Executive on the first day of the third month following the date of Executive’s death.

(ii) In addition to the foregoing payments, in the event of Executive’s death, except to the extent expressly prohibited by any applicable law or regulation, all unvested options, restricted stock purchase awards, and other equity awards whose vesting is not contingent on reaching any performance benchmarks in the future, other than merely the passage of time, will automatically vest and become immediately exercisable, and all forfeiture provisions pursuant to restricted stock or other awards will automatically and immediately terminate. The vesting of any unvested options, restricted stock purchase awards, or other equity awards whose vesting is contingent on reaching any Employer or Executive performance benchmarks in the future, other than merely the passage of time, will not be accelerated.

(c) Termination for Cause or Termination by Executive. If Executive terminates this Agreement for any reason other than Good Reason or if Employer terminates this Agreement for Cause, Employer will deliver to Executive, within 30 days following the effective date of such termination, all Base Salary accrued through the date of termination, any unreimbursed expenses incurred pursuant to section 2.05, and any other benefits specifically provided to Executive under any benefit plan, and severance pay equal to two months compensation. Employer will have no further obligation to Executive.

6.04 Complete Payment. Any amounts due under this Article VI are in the nature of severance payments or liquidated damages or both, and will fully compensate Executive and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of lawful termination of the Executive’s employment, and they are not in the nature of a penalty. In order to receive any of the severance payments, Executive will execute and agree to be bound by a release of claims within 60 days after the date of termination of his employment. Employer will tender the release of claims to Executive within 15 days following the date of his termination of employment and, on any failure of Employer to so tender the release within this time, Executive’s obligation to provide the release in order to receive the severance payments will cease to apply.

6.05 Resignation upon Termination. Upon the termination of this Agreement for any reason, Executive hereby agrees to resign from all positions held in Employer or an affiliate of Employer, including any position as a director, officer, manager, agent, trustee, or consultant of Employer or any affiliate of Employer.

Article VII

Miscellaneous

7.01 Authority.

(a) Employer represents and warrants to Executive that the execution, delivery, and performance by Employer of this Agreement have been duly authorized by all necessary corporate action of Employer and do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which Employer is a party or by which it is bound.

(b) Executive represents and warrants to Employer that: (i) he understands and voluntarily agrees to the provisions of this Agreement; (ii) he is not aware of any existing medical condition that might cause him to be or become unable to fulfill his duties under this Agreement; (iii) he is free to enter into this Agreement and has no commitment, arrangement, or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent him from performing the services to Employer that he has agreed to provide hereunder; (iv) he is not subject to an order from any financial services regulatory body and has never been convicted of a felony or misdemeanor; and (v) the execution, delivery, and performance by him of this Agreement does not and will not conflict with or result in a violation of any provision of, or constitute a default under, any material contract, agreement, instrument, or obligation to which he is a party or by which he is bound.

7.02 Succession. This Agreement and the rights and obligations hereunder will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives and will also bind and inure to the benefit of any successor of Employer by merger or consolidation or any assignee of all or substantially all of its property.

7.03 Notices. Any notice, demand, request, or other communication permitted or required under this Agreement will be in writing and will be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as set forth on the signature page hereto or such other addresses as will be furnished in writing by any party in the manner for giving notices hereunder.

7.04 Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the state of Colorado without giving effect to any choice or conflict of law provision or rule (whether the state of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Colorado.

7.05 Entire Agreement; Amendment. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and no other course of dealing, understanding, employment, or other agreement, covenant, representation, or warranty, written or oral, except as set forth herein or in the documents to be delivered in connection with the transactions contemplated hereby, copies of the forms of which are attached hereto as exhibits, shall be of any force or effect. Any previous agreement, arrangement, understanding, or course of dealing, specifically including the Consulting Agreement dated October 31, 2016, is expressly merged into this Agreement. This Agreement may be amended or modified only by a writing signed by both of the parties hereto. No person, other than pursuant to a resolution of the Board or a committee thereof, will have authority on behalf of Employer to agree to modify, amend, or waive any provision of this Agreement or anything in reference thereto.

7.06 Severability. If any one or more of the provisions contained in this Agreement will for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten will be binding upon Employer and Executive.

7.07 Assignment. Except to any successor or assignee of Employer as provided in section 7.02, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Executive, Executive’s spouse, and Executive’s designated contingent beneficiary, including their respective estates, will not have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

7.08 Right of Setoff. Employer and Executive will each be entitled, at their option and not in lieu of any other remedies to which they may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

7.09 Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof will not constitute a waiver of any such breach or of any covenant, agreement, term, or condition, and the waiver by either party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

7.10 Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement or breach thereof will be settled by binding arbitration. Any arbitral proceeding and award will be kept confidential by Executive and Employer. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to this Agreement or the Proprietary Rights Agreement will be subject to arbitration under this section, but will instead be subject to determination in a court of competent jurisdiction applying Colorado law, consistent with this Agreement, where either party may seek injunctive or equitable relief.

7.11 Costs of Suit. In the event a party commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other party to be fixed by the court in the same action. The term “legal proceedings” as used above shall be deemed to include appeals from a lower court judgment and it shall include proceedings in the Federal Bankruptcy Court, whether or not they are adversary proceedings or contested matters. The term “prevailing party” as used above in reference to proceedings in the Federal Bankruptcy Court shall be deemed to mean the prevailing party in any adversary proceeding or contested matter or any other actions taken by the nonbankrupt party that are reasonably necessary to protect its rights under the terms of this Agreement.

7.12 Binding Effect; No Third-party Benefit.

(a) This Agreement is personal to Executive and without the prior written consent of Employer is not assignable by Executive. This Agreement inures to the benefit of and is enforceable by Executive’s legal representatives.

(b) This Agreement inures to the benefit of and is binding upon Employer and its successors and assigns.

(c) Employer will require any successor or assignee (whether direct or indirect or by purchase, merger, consolidation, or otherwise) to all or substantially all Employer’s business or assets, by agreement in writing, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Employer” means CannaSys, Inc., and any successor or assignee to its business or assets as aforesaid that executes and delivers this Agreement as provided herein or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d) Nothing in this Agreement, express or implied, is intended to or confers on any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

7.13 Duplicate Counterparts. This Agreement has been executed in duplicate counterparts, each of which for all purposes is to be deemed an original, and both of which constitute, collectively, one agreement. In making proof of this Agreement, it will not be necessary to produce or account for more than one such counterpart.

7.14 Descriptive Headings. In the event of a conflict between titles to articles and paragraphs and the text, the text will control.

Signed and delivered to be effective as of the Effective Date set forth above.

EMPLOYER:	EXECUTIVE:

CannaSys, Inc.	Patrick G. Burke
1350 17th Street, Suite 150	30 Manhattan Drive
Denver, CO 80202	Boulder, CO 80303
michael.tew@cannasys.com	Patrick.burke@colorado.edu

By: /s/ Michael A. Tew	/s/ Patrick Burke
Michael A. Tew	Patrick Burke
Chief Executive Officer

Exhibit A

GRANT OF RESTRICTED STOCK

THIS GRANT OF RESTRICTED STOCK (this “Agreement”), dated June 30, 2017 (the “Date of Grant”), is made by and between CANNASYS, INC., a Nevada corporation (the “Company”), and PATRICK G. BURKE, an executive of the Company residing in Colorado (“Grantee”), on the following:

Premises

The Company has appointed and engaged Grantee as an executive and has agreed to grant to him certain equity in the Company in the form of restricted shares of common stock (the “Shares”), subject to all of the terms, covenants, and conditions of the Company’s charter documents and the conditions and restrictions set forth in this Agreement. Grantee has accepted the Company’s appointment and engagement and desires to acquire the Shares as an equity incentive, subject to the conditions and restrictions set forth in this Agreement.

Agreement

NOW, THEREFORE, upon these premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Grantee Shares.

(a) The Company hereby grants to Grantee 2,250,000 Shares (the “Grantee Shares”), to vest over a period of one year in accordance with the schedule set forth in section 1(b) below, subject to the terms, conditions, and restrictions set forth in this Agreement, any regulatory restrictions, and the terms, covenants, and conditions of the Company’s charter documents. The number of Grantee Shares to be received under this Agreement may be adjusted on the occurrence of certain events as described in section 4 of this Agreement.

(b) Except as otherwise provided in this Agreement, the Grantee’s right to receive Grantee Shares and the Company’s obligation to issue and deliver Grantee Shares to Grantee shall vest as to one-fourth of the Grantee Shares (562,500 Shares) specified in section 1(a) on the execution of this Agreement, and as to the remaining Grantee Shares, an additional one-fourth of the Grantee Shares (562,500 Shares) on the last day of each subsequent quarter (e.g., the next 562,500 Grantee Shares shall vest on September 30, 2017) until all of the Grantee Shares are fully vested.

(c) In connection with the acquisition of the Grantee Shares hereunder, Grantee represents and warrants to the Company that:

(i) The Grantee Shares to be acquired pursuant to this Agreement will be acquired for Grantee’s own account, for investment only and not with a view to, or for resale in connection with, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and the Grantee Shares will not be disposed of in contravention of the Securities Act, any applicable state securities laws, this Agreement, or the Company’s charter documents.

(ii) Grantee has such knowledge and experience in business and financial matters and respecting investments in securities of privately held companies so as to enable him to understand and evaluate the risks and benefits of his investment in the Grantee Shares.

(iii) Grantee has no need for liquidity in his investment in the Grantee Shares and is able to bear the economic risk of his investment in the Grantee Shares for an indefinite period and understands that the Grantee Shares have not been registered or qualified under the Securities Act or any applicable state securities laws, by reason of the issuance of the Grantee Shares in a transaction exempt from the registration and qualification requirements of the Securities Act or such state securities laws and, therefore, cannot be sold unless subsequently registered or qualified under the Securities Act or such state securities laws or an exemption from such registration or qualification is available.

(iv) Grantee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Grantee Shares and has had full access to, or been provided with, such other information concerning the Company as Grantee has requested.

(d) Grantee further represents and warrants that this Agreement constitutes the legal, valid, and binding obligation of Grantee, enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by Grantee does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which Grantee is a party or any judgment, order, or decree to which Grantee is subject.

(e) In connection with the Company’s grant and issuance of the Grantee Shares, the Company represents and warrants that:

(i) The Company is a corporation, duly organized, and validly existing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease, and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(ii) The Company has taken all corporate action necessary to authorize its execution and delivery of this Agreement, performance of its obligations thereunder, and consummation of the transactions contemplated thereby.

(iii) This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

2. Stockholder Rights. Grantee shall have the rights of a stockholder only respecting Grantee Shares fully vested under this Agreement.

3. Legend. Any certificates representing the Grantee Shares will bear the following legend:

The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or any state securities laws. These securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said act or laws.

4. Adjustment of Exercise Price and Number of Shares.

(a) The number of Grantee Shares shall be adjusted appropriately from time to time as follows:

(i) In the event Company shall declare a dividend or make any other distribution on any of its capital stock payable in common stock, rights to purchase common stock, or securities convertible into common stock or shall subdivide its outstanding shares of common stock into a greater number of shares or combine its outstanding stock into a smaller number of shares, then in each such event, the number of Grantee Shares subject to this Agreement that have not vested shall be adjusted so that Grantee shall be entitled to the kind and number of shares of common stock or other securities of the Company that he would have owned or have been entitled to receive after the happening of any of the events described above; an adjustment made pursuant to this section 4(a) shall become effective immediately after the effective date of such event retroactive to the record date for the event.

(ii) No adjustment in the number of Grantee Shares hereunder shall be required unless the adjustment would require an increase or a decrease of at least 1% in the number of Grantee Shares to be issued under this Agreement; but any adjustments that by reason of this section 4(a) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(iii) Whenever the number of Grantee Shares are adjusted as herein provided, Company shall cause to be promptly mailed by first-class mail, postage prepaid, to Grantee notice of such adjustment or adjustments and shall deliver a resolution of Company’s board of directors setting forth the number of Grantee Shares after such adjustment, setting forth a brief statement of the facts requiring the adjustment, together with the computation by which the adjustment was made. This board resolution, in the absence of manifest error, shall be conclusive evidence of the correctness of adjustment.

(iv) All adjustments shall be made by the Company’s board of directors, which shall be binding on Grantee in the absence of demonstrable error.

(b) No adjustments shall be made in connection with the:

(i) issuance of any Grantee Shares under this Agreement;

(ii) conversion of shares of preferred stock;

(iii) exercise or conversion of any rights, options, warrants, or convertible securities containing the right to purchase or acquire common stock;

(iv) issuance of additional securities on account of the antidilution provisions contained in or relating to this Agreement or any other option, warrant, or right to acquire common stock;

(v) purchase or other acquisition by Company of any common stock, evidences of its indebtedness or assets, or rights, options, warrants, or convertible securities containing the right to subscribe for or purchase common stock; or

(vi) sale or issuance by Company of any common stock, evidences of its indebtedness or assets, or rights, options, warrants, or convertible securities containing the right to subscribe for or purchase common stock or other securities pursuant to options, warrants, or other rights to acquire common stock or other securities.

5. General Provisions.

(a) The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses of this Agreement. If any one or more provisions of this Agreement are held to be invalid or unenforceable for any reason, including due to being overbroad in scope activity, subject, or otherwise: (i) this Agreement shall be considered divisible; (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable; and (iii) in all other respects this Agreement shall remain full force and effect; provided, however, that if any such provision may be made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

(b) This Agreement and the Company’s charter documents constitute the entire agreement and understanding of the parties hereto concerning the subject matter hereof and from and after the date of this Agreement, and this Agreement shall supersede any other prior negotiations, discussions, writings, agreements, or understandings, both written and oral, between the parties respecting such subject matter.

(c) This Agreement may be executed in duplicate counterparts, each of which is deemed to be an original and both of which taken together constitute one and the same agreement.

(d) This Agreement is personal to Grantee and without the prior written consent of the Company shall not be assignable by Grantee. This Agreement shall inure to the benefit of and shall be enforceable by Grantee and Grantee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

(e) This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Nevada or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Nevada.

(f) Each party to this Agreement and any such person granted rights hereunder, whether or not such person is a signatory hereto, shall be entitled to enforce its or his rights under this Agreement specifically to recover damages and costs (including reasonable attorney’s fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and any such person granted rights hereunder, whether or not such person is a signatory hereto, may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

(g) The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Grantee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect, or enforceability of this Agreement or any provision hereof.

(h) Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

If to Grantee, to:	Patrick G. Burke
1350 17th Street, Suite 150
Denver, CO 80202
E-mail: patrick.burke@cannasys.com

If to Company, to:	CannaSys, Inc.
1350 17th Street, Suite 150
Denver, CO 80202
Attn: Brandon C. Jennewine
E-mail: chad@cannasys.com

Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

(i) If any time period for giving notice or taking action hereunder expires on a day that is a Saturday, Sunday, or holiday in the state in which the Company’s principal office is located, the period for giving notice or taking action shall be automatically extended to the business day immediately following such Saturday, Sunday, or holiday.

(j) All representations, warranties, and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

(k) The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit, or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m) Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to this Agreement.

(n) Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(o) The term of this Agreement shall commence on the Date of Grant and terminate on June 30, 2018.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CANNASYS, INC.

	By:	/s/ Michael A. Tew
Michael A. Tew, CEO

GRANTEE:

/s/ Patrick G. Burke
PATRICK G. BURKE
2,250,000
Number of Grantee Shares

Exhibit B

Confidentiality and Proprietary Rights Agreement

THIS CONFIDENTIALITY AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT (this “Confidentiality Agreement”) is entered into effective as of July 1, 2017, by and between CannaSys, Inc., a Nevada corporation (the “Company”) and Patrick G. Burke (“Executive”). The Company and Executive are collectively referred to herein as the “Parties.”

NOW, THEREFORE, in consideration of Executive’s employment by the Company, which Executive acknowledges to be good and valuable consideration for Executive’s obligations hereunder, the Parties hereby agree as follows:

1. Confidentiality and Security.

(a) Confidential Information.

(i) Executive understands and acknowledges that during the course of employment by the Company, he will have access to and learn about information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, distributor lists, and buyer lists of the Company or its businesses, or of any other person or entity that has entrusted the information to the Company in confidence (“Confidential Information”). Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(ii) Executive understands and agrees that Confidential Information developed by Executive in the course of Executive’s employment by the Company will be subject to the terms and conditions of this Confidentiality Agreement as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information does not include information that is generally available to and known by the public at the time of disclosure to Executive, if the disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

(iii) Executive further understands and acknowledges that this Confidential Information is the exclusive property of the Company, and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company.

(iv) Executive recognizes that: (1) the goodwill of the Company depends upon, among other things, Executive keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Company; (2) disclosure of any Confidential Information to competitors of the Company or to the general public would be highly detrimental to the Company; and (3) improper use or disclosure of the Confidential Information by Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties. Executive further acknowledges that in the course of performing his obligations to the Company, he will be a representative of the Company to many persons and, in some instances, the Company’s primary contact with such persons, and as such will be responsible for maintaining or enhancing the business and goodwill of the Company with those clients or other persons. Executive further acknowledges that the covenants set forth in this Confidentiality Agreement are reasonable in scope and duration and do not unreasonably restrict Executive’s association with other business entities, either as an employee or otherwise, as set forth herein.

(b) Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except in the good faith performance of Executive’s authorized employment duties to the Company; and (iii) not to access or use any Confidential Information; not to copy any documents, records, files, media, or other resources containing any Confidential Information; or not to remove any the documents, records, files, media, or other resources from the premises or control of the Company, except in the good faith performance of Executive’s authorized employment duties to the Company. Nothing herein is to be construed to prevent disclosure of Confidential Information as may be required or permitted by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, if the disclosure does not exceed the extent of disclosure required by the law, regulation, or order. Executive will promptly provide written notice of any order of the court to an authorized officer of the Company. In addition, this section does not, in any way, restrict or impede Executive from discussing the terms and conditions of his employment with his attorneys, accountants, financial advisors, members of his immediate family, and co-workers, exercising his rights under section 7 of the National Labor Relations Act, or otherwise disclosing information as permitted by law.

(c) Duration of Confidentiality Obligations. Executive understands and acknowledges that his obligations under this Confidentiality Agreement regarding any particular Confidential Information will commence immediately on Executive first having access to the Confidential Information (whether before or after he begins employment by the Company) and will continue during and after his employment by the Company until such time as the Confidential Information has become public knowledge other than as a result of his breach of this Confidentiality Agreement or breach by those acting in concert with him or on his behalf.

2. Proprietary Rights.

(a) Work Product.

(i) For purposes of this Confidentiality Agreement, “Work Product” includes the Company information, plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work-in-process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information, and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof.

(ii) Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, and other Work Product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive, individually or jointly with others, during the period of Executive’s employment by the Company and relating in any way to the business or contemplated business, research, or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources are used in preparing the same, as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions respecting thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), will be the sole and exclusive property of the Company.

(b) Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and the copyrights are therefore owned by the Company. To the extent that any Work Product is not construed to be a work made for hire, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Confidentiality Agreement is to be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Confidentiality Agreement.

(c) Further Assurances; Power of Attorney. During and after Executive’s employment, Executive agrees to reasonably cooperate with the Company, at the Company’ s expense, to: (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as may be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any documents on his behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the fullest extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company has in the circumstances by operation of law). The power of attorney is coupled with an interest and will not be affected by Executive’s subsequent incapacity.

(d) Moral Rights. To the extent any copyrights are assigned under this Confidentiality Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims he may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” respecting all Work Product and all Intellectual Property Rights therein.

(e) No License. Executive understands that this Confidentiality Agreement does not, and is not to be construed to, grant to him any license or right of any nature for any Work Product, Intellectual Property Rights, or Confidential Information, materials, software, or other tools made available to Executive by the Company.

3. Security.

(a) Security and Access. Executive agrees and covenants to: (i) comply with all the Company security policies and procedures as in force from time to time, including those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, the Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other the Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not access or use any Facilities Information Technology and Access Resources except in the course of his duties to the Company; and (iii) not access or use any Facilities Information Technology and Access Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others or of any other misappropriation or unauthorized access, use, reproduction or reverse-engineering of, or tampering with, any Facilities Information Technology and Access Resources or other the Company property or materials by others.

(b) Exit Obligations. On: (i) voluntary or involuntary termination of Executive’s employment; or (ii) the Company’s request at any time during Executive’s employment, Executive will: (1) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, fax machines, equipment, speakers, manuals, reports, files, books, compilations, Work Product, email messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, negatives, data, and all Company documents and materials belonging to the Company and stored in any fashion, together with property that constitutes or contains any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to him by the Company or any of its business associates or created by Executive in connection with his employment by the Company; and (2) delete or destroy all copies of any of the documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Executive’ s possession or control.

4. Publicity. Executive hereby consents to any and all uses and displays by the Company and its agents of his name, voice, likeness, image, appearance, and biographical information in, on, or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications, and all other printed and electronic forms and media throughout the world, at any time during or after the period of Executive’s employment by the Company, for all legitimate business purposes of the Company (“Permitted Uses”). Executive hereby forever releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liabilities of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Executive’s employment by the Company, in connection with any Permitted Use.

5. Nondisparagement. Executive agrees and covenants that he will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, existing and prospective customers, suppliers, investors, and other associated third parties. This section does not, in any way, restrict or impede Executive from exercising his rights under section 7 of the National Labor Relations Act or any other protected rights to the extent that these rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, so long as such compliance does not exceed that required by the law, regulation, or order. Executive will promptly provide written notice of any such order to an authorized officer of the Company.

6. Acknowledgement. Executive acknowledges and agrees that the services to be rendered by Executive to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of his employment; and that the terms and conditions of this Confidentiality Agreement are reasonable under these circumstances. Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under this Confidentiality Agreement; that Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this Confidentiality Agreement or the Company’s enforcement thereof; and that this Confidentiality Agreement is not a contract of employment and will not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

7. Remedies. In the event of a breach or threatened breach by Executive of any of the provisions of this Confidentiality Agreement, Executive hereby consents and agrees that the Company is entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against the breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief is in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

8. Successors and Assigns.

(a) Assignment by the Company. The Company may assign this Confidentiality Agreement to any subsidiary or corporate affiliate, or to any successor or assignee (whether direct or indirect or by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Confidentiality Agreement will inure to the benefit of the Company and permitted successors and assigns.

(b) No Assignment by Executive. Executive may not assign this Confidentiality Agreement or any part hereof. Any purported assignment by Executive will be null and void from the initial date of purported assignment.

9. Governing Law; Jurisdiction and Venue. This Confidentiality Agreement, for all purposes, is to be construed in accordance with the laws of the state of Colorado without regard to its conflicts of law principles. Any action or proceeding by either Party to enforce this Confidentiality Agreement may be brought only in any state or federal court located in the state of Colorado. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in the venue.

10. Entire Agreement. Unless specifically provided herein, this Confidentiality Agreement and the Executive Employment Agreement contain all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, respecting the subject matter.

11. Modification and Waiver. No provision of this Confidentiality Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company (other than Executive). No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Confidentiality Agreement to be performed by the other party hereto will be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor will the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

12. Severability. If any one or more of the terms, provisions, covenants, or restrictions of this Confidentiality Agreement is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Confidentiality Agreement will remain in full force and effect, and to that end the provisions hereof are deemed severable.

13. Captions. Captions and headings of the sections and paragraphs of this Confidentiality Agreement are intended solely for convenience, and no provision of this Confidentiality Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14. Counterparts. This Confidentiality Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. A signature delivered via facsimile or portable document format will be afforded treatment as an original signature.

IN WITNESS WHEREOF, the Parties have executed this Confidentiality Agreement as of the date set forth above.

CannaSys, Inc.

By:	/s/ Michael A. Tew	/s/ Patrick G. Burke
	Michael A. Tew	Patrick G. Burke
Chief Executive Officer